Exhibit 99.1

                                                         For Immediate Release


American Axle & Manufacturing closes on
purchases of Colfor Manufacturing and MSP Industries

Detroit, Michigan, 4:03 p.m., April 1, 1999 -- American Axle & Manufacturing (NYSE: AXL) announces the closing of its purchase of two forging companies, Ohio-based Colfor Manufacturing and Michigan-based MSP Industries. American Axle & Manufacturing (AAM) has purchased 100 percent of the issued and outstanding stock of these two companies.

AAM is a world leader in the design, engineering and manufacture of driveline systems, chassis systems and forged products for trucks, buses, sport utility vehicles, and passenger cars. It is headquartered in Detroit, Michigan. In addition to six locations in the United States (in Michigan and New York), AAM has offices and facilities in Japan (Tokyo); Great Britain (Lancashire); Germany (Ulm); and Scotland (Glasgow) and it is currently constructing a manufacturing facility and business office in Mexico (Guanajuato). It acquired Scotland-based driveline manufacturer Albion Automotive (Holdings) Ltd. in October 1998.

With the closing of the Colfor and MSP purchases, AAM has further diversified its customer base. On a pro forma basis, General Motors business will account for approximately 85 percent of AAM's revenues, down from 96 percent just six months ago.

"These two transactions will allow AAM to immediately expand its product lines and improve its overall position in the North American market for automotive forged products," said AAM Chairman, CEO & President Richard E. Dauch. "In addition to diversifying our customer base, Colfor and MSP increase our production capacity and improve our technological capabilities. Finally, these transactions meet our key financial investment criteria."

Colfor Manufacturing specializes in machining and in precision cold, warm and hot forgings. It operates three manufacturing facilities in Ohio -- in Minerva, Malvern and Salem. Colfor complements AAM's product portfolio with additional hypoid gears, axle shafts and input-output shafts for transfer case applications. In addition to adding to AAM's current book of business with Ford and GM, Colfor will add the following customers: Dana, GKN Automotive, Borg-Warner Automotive, Linamar Corporation, Reese Products and New Venture Gear. Colfor's 1998 revenues were $125 million.

Colfor President & Chief Operating Officer Alex Garcia said, "As a member of the AAM family of companies, we look forward to incorporating our critical, value-added machining operations into the larger organization's forged product line to improve overall quality, productivity, technology, and operating capabilities."

MSP manufactures precision forged powertrain, driveline, chassis and other components for the automotive industry using cold and warm forging processes. It operates two manufacturing facilities in Oxford, Michigan and a third facility in Centerline, Michigan. MSP adds to AAM's product line a variety of transmission parts for platforms used in 30 passenger car and truck models, as well as 50 drivetrain and transmission shaft components used in passenger car and truck drivetrain systems. It diversifies AAM's customer base by adding new customers such as Meritor and Simpson Industries. Its 1998 revenues were $56 million.

MSP President and Chief Operating Officer Robin Kendrick said, "We look forward to combining MSP's technological capabilities, such as our proprietary Closed Die Flashless Warm Forming Process, with AAM's high-volume, high-quality production capabilities to create efficiencies that will improve the organization's overall performance and ability to serve current and future customers."

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company's plans, projections or future performance, the occurrence of which involve risks and uncertainties that could cause the Company's actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company's prospectus dated January 28, 1999 and filed with the Securities and Exchange Commission.

For more information, contact Patrick J. Paige, director, Corporate Relations & Communications, at (313) 974-2948, or visit the AAM website at www.aam.com.





















                                       2